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                                                                  EXHIBIT 10.15


                              SETTLEMENT AGREEMENT

        This SETTLEMENT AGREEMENT dated as of July 6, 1997 (this "Agreement") is entered into by and among Eco Soil Systems, Inc., a Nebraska corporation ("Eco Soil"), and Encore Technologies, Inc., a Minnesota corporation ("Encore"). The foregoing parties are sometimes collectively referred to herein as the "parties."

                                    RECITALS

        A. CONSULTING AGREEMENTS. Eco Soil and Encore are parties to an Exclusive Consulting Agreement, dated as of January 1, 1995 (the "Existing Consulting Agreement"), pertaining to, among other things, Eco Soil's proprietary BioJect(TM) system.

        B. LICENSE AGREEMENTS. Eco Soil and Encore are parties to the license agreements listed on Exhibit "A" hereto (the "License Agreements"). The Consulting Agreement and the License Agreements are sometimes referred to herein collectively as the "Existing Agreements."

        C. PURPOSE. The parties now desire generally to restructure their relationship such that, among other things, Encore's role as a consultant will be eliminated and its ability to enter the production business will be enhanced. To effect the restructuring, (i) the parties will suspend the Existing Agreements, (ii) Encore will transfer to Eco Soil all of Encore's intellectual property rights in "Media" (as defined in the Assignment of Media Intellectual Property attached hereto as Exhibit "B" (the "Assignment of Media Intellectual Property")), (iii) Encore will transfer to Eco Soil all of Encore's intellectual property rights in "TX-1" (as defined in the Assignment of TX-1 Intellectual Property attached hereto as Exhibit "C" (the "Assignment of TX-1 Intellectual Property")), (iv) the parties will enter into the License and Supply Agreement attached hereto as Exhibit "D" (the "License and Supply Agreement"), which relates to the licensing by Encore to Eco Soil of "AZO" (as defined therein), and the production and sale of "Inoculum" (as defined therein), (v) Eco Soil will make certain cash payments to Encore concurrently herewith, and (vi) Eco Soil shall agree to make certain additional payments to Encore in accordance with the terms hereof based upon Eco Soil's use of media in the production of TX-1 or AZO, all as set forth more completely below.

                                    AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1. SUSPENSION, POTENTIAL REVIVAL AND ULTIMATE TERMINATION OF EXISTING AGREEMENTS. The parties hereby suspend the Existing Agreements, effective as of the date hereof. As a result, neither party shall have any rights or obligations under the Existing Agreements from and after the date hereof for so long as the Existing Agreements are suspended. Notwithstanding the foregoing:

               1.1 Upon the occurrence of a "Material Default Date" (as defined in the License and Supply Agreement), the Existing Agreements shall be deemed "revived," and the parties shall have the following obligations thereunder:

                       (a) From and after the Material Default Date, each party, subject to Section 1.2 below, shall be restored to the same legal positions which they held immediately prior to the execution and delivery of this Agreement, and each party (again subject to Section 1.2 below) shall be obligated to perform in full its obligations under the Existing Agreements so revived from and after such revival for the unexpired term of such Existing Agreements (except that Encore shall have no further

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obligations under the second sentence of the first paragraph of Section VIII of the Consulting Agreement).

                       (b) To the extent that immediately prior to execution and delivery of this Agreement either party has claims against the other under the Existing Agreements, any applicable statutes of limitation will be tolled until the Material Default Date, at which time such party shall have the right to commence action thereon and, to the extent it prevails, to receive payment thereon (it being understood, however, that any such claims shall be covered by the release contemplated in Section 1.2 below).

                       (c) Any further obligations of Eco Soil to purchase Inoculum or make "profit" payments under the License and Supply Agreement, or to make payments hereunder with respect to Media, shall be terminated as of the Material Default Date.

               1.2 Notwithstanding the provisions of Section 1.1 above, the rights and obligations of the parties under the Existing Agreements shall finally and fully terminate (without suspension or any prospect of revival) upon the earlier of:

                       (a) the date that the sum of the "profit" payments under
Section 3.2 of the License and Supply Agreement, plus any credits or offsets against such "profit" payments pursuant to Sections 4.2(c) or 8 of the License and Supply Agreements, equals $910,000;

                       (b) the termination, pursuant to Section 8(b) or 8(c) of the License and Supply Agreement, of Eco Soil's obligations to purchase product and/or make payments to Encore pursuant to the License and Supply Agreement; or

                       (c) in the event that the Existing Agreements are revived pursuant to Section 1 hereof, the date upon which the total payments to Encore pursuant to the Existing Agreements (as revived pursuant to Section 1.1 above) after the Material Default Date equal the excess of (i) the "Material Default Amount" (as such term is defined in the License and Supply Agreement) over (ii) the aggregate amounts collected by Encore pursuant to exercise of remedies as a consequence of such Material Default under the License and Supply Agreement, including without limitation any amounts collected pursuant to the "Default Judgment" called for by Section 7.1 thereof.

In order to further evidence the contemplated full general release of all claims which the parties may have against each other, the parties agree that upon the earlier of (i) the date that the sum of the "profit" payments under Section 3.2 of the License and Supply Agreement, plus any credits or offsets against such "profit" payments pursuant to Sections 4.2(c) or 8 of the License and Supply Agreements, equals $910,000 or (ii) the full payment of the Material Default Amount, whether through payment by Eco Soil of the full amount required to be paid pursuant to Section 1.2(c) hereof or otherwise, Encore and Eco Soil shall provide each other with a full general release of all claims which Encore may have against Eco Soil pursuant to the Existing Agreements, this Agreement, the License and Supply Agreement or otherwise. Each such release shall contain a waiver of California Civil Code Section 1542 and otherwise shall be in form reasonably appropriate to evidence a full general release of claims. Notwithstanding the foregoing, said releases shall not apply to (A) claims arising under the Assignments or with respect to any representations or warranties set forth in Section 4 of this Agreement or Section 13 or 14 of the License and Supply Agreement, (B) the obligation of Encore to deliver product ordered by Eco Soil in accordance with the terms of the License and Supply Agreement but not yet delivered by Encore, or (C) the covenants of the parties under Section 10 of the License and Supply Agreement.



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        2. ESTABLISHMENT OF NEW RELATIONSHIP. The parties shall take the following steps in order to establish a new relationship:

               2.1 Concurrently herewith, Encore shall deliver to Eco Soil the following:

                       (a) an executed Assignment of Media Intellectual Property in the form attached hereto as Exhibit "B";

                       (b) an executed Assignment of TX-1 Intellectual Property in the form attached hereto as Exhibit "C" (the documents delivered pursuant to Sections 2.1(a) and (b) sometimes are referred to herein as the "Assignments"); and

                       (c) an executed License and Supply Agreement (this Agreement, the Assignments and the License and Supply Agreement sometimes are referred to herein collectively as the "Transaction Documents").

               2.2 Concurrently herewith, Eco Soil shall deliver to Encore the following:

                       (a) an executed License and Supply Agreement;

                       (b) [INTENTIONALLY DELETED]

                       (c) Eco Soil shall pay to Encore Fifty Thousand Dollars ($50,000) as consideration for the license granted by Encore to Eco Soil pursuant to the License and Supply Agreement; and

                       (d) Eco Soil shall pay to Encore One Hundred Thousand Dollars ($100,000) as an advance payment for Inoculum ordered (or to be ordered) by Eco Soil pursuant to the License and Supply Agreement.

               2.3 The parties acknowledge that the following steps already have been taken and shall have the following effects:

                       (a) As of April 1, 1997, Eco Soil made a payment to Encore of Fifty Thousand Dollars ($50,000) as an additional advance payment for Inoculum ordered (or to be ordered) by Eco Soil pursuant to the License and Supply Agreement, and substantially concurrently therewith Eco Soil provided Encore with a purchase order (for handling pursuant to the terms hereof) calling for production of 2,000 gallons of Inoculum by Encore. Accordingly, the total advance payments made by Eco Soil as of the date hereof for Inoculum, after giving effect to the payment required pursuant to Section 2.2(d) above, shall equal $150,000; and

                       (b) On or about April 1, 1997, Eco Soil paid to Encore an additional Fifty Thousand Dollars ($50,000). Such sum shall be treated as a prepayment of amounts due pursuant to Section 3 hereof for the assignment by Encore to Eco Soil of all of Encore's intellectual property rights in Media.

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        3.     MEDIA PAYMENTS.

               3.1 As consideration for Encore's assigning all of its intellectual property rights in Media to Eco Soil, Eco Soil will pay to Encore $2 for each gallon of any media (whether or not produced using the Media formulation assigned by Encore pursuant to the Assignment of Media Intellectual Property) that Eco Soil uses in the scale-up of TX-1 or AZO distributed by Eco Soil through the BioJect System or any other Biological Products Delivery System during the three-year period beginning on March 1, 1997. Such media is referred to herein as the "Earn-Out Media." The parties understand and agree that the $50,000 payment made by Eco Soil pursuant to Section 2.3(b) hereof will be considered a prepayment for the first 25,000 gallons of Earn-Out Media so used by Eco Soil. Accordingly, Eco Soil will not have any obligation to make additional payments to Encore for Media until it exhausts the $50,000 prepayment credit. Once the $50,000 credit has been exhausted, Eco Soil shall pay to Encore $2 for each gallon of Earn-Out Media used by Eco Soil in the scale-up of TX-1 or AZO distributed by Eco Soil through the BioJect System or any other Biological Products Delivery System during the three-year period beginning on March 1, 1997. Such payments shall be made within 60 days of any delivery of any such TX-1 or AZO. If at the end of the three-year period beginning on March 1, 1997, Eco Soil has not exhausted the $50,000 credit, Encore shall be entitled to keep the credit balance with no obligation to reimburse Eco Soil. It is further agreed by the parties that payments made pursuant to this Section 3.1 are independent of and shall not be credited in any manner against Eco Soil's obligation to provide certain payments of "Minimum Annual Profit" to Encore pursuant to Section 5 of the License and Supply Agreement.

               3.2 For each year during said 3-year period, Eco Soil shall furnish to Encore one semiannual report for the six (6) months ending August 31 and one annual report for the year ending February 28/29 showing the total amount (in gallons) of Earn-Out Media used in the scale-up of TX-1 or AZO distributed through the BioJect System or any other Biological Products Delivery System during the period to which such report relates. Such reports shall be due on October 15 and April 1 of each year. Eco Soil shall keep complete and accurate records in sufficient detail to properly reflect its use of Earn-Out Media in the scale-up of TX-1 or AZO delivered through the BioJect System or any other Biological Products Delivery System so as to enable the payments to be made hereunder to be determined. Any such records reasonably appropriate for calculation of the payments required to be made hereunder shall be made available for review and copying by Encore upon request (provided that Eco Soil shall have the right to shield from disclosure any information therein that Eco Soil views as confidential, so long as such shielding does not unreasonably interfere with calculation of the amounts payable hereunder). If such review reveals any shortfall of 5% or more between the aggregate payments due under
Section 3.1 hereof and the aggregate amounts paid under Section 3.1 hereof as of any date of review, then Eco Soil shall reimburse Encore for all audit costs incurred, including the reasonable fees and expenses of Encore.

        4.     REPRESENTATIONS AND WARRANTIES.

               4.1 Encore represents and warrants to Eco Soil as follows:

                       (a) Encore has had full access to the books and records of Eco Soil relating to the parties' existing relationship and has, to its complete satisfaction, independently assessed the value of its rights and obligations under the Existing Agreements. On the basis of such analysis, Encore independently has concluded, without reliance in any manner whatsoever upon any representations, warranties or covenants of Eco Soil, to proceed with the execution and consummation of this Agreement. The Existing Agreements and the warrant referenced in Section 4.1(d) hereof constitute all of the


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agreements between the parties immediately prior to the execution and delivery of the Transaction Documents.

                       (b) Encore does not possess any right, title, interest or claim in or to Eco Soil's BioJect(TM), ClearLake(TM) or other Biological Product Delivery Systems (as such term is used in the License and Supply Agreement), and nothing herein or in the other agreements contemplated hereby shall be construed as providing Encore with any such right, title, interest or claim.

                       (c) Encore has the requisite legal power and authority to execute, deliver and carry out the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Encore does not require the consent or approval of any other person or entity (unless such consent or approval already has been obtained). This Agreement constitutes, and the Assignments and the License and Supply Agreement will constitute when duly executed and delivered, legally valid and binding obligations of Encore, enforceable against Encore in accordance with their terms.

                       (d) Except for a transfer by Encore to a former shareholder of half of its interest in a warrant to purchase 50,000 shares of Eco Soil common stock, Encore has not previously assigned, transferred or pledged, or purported to assign, transfer or pledge, to any person, any interests in, or claims arising out of, the Existing Agreements or its past relationship with Eco Soil. The parties acknowledge and agree that nothing in this Agreement is intended to affect the validity of said warrant.

                       (e) Encore has not previously conveyed any right, license, sublicense or other interest in and to the Intellectual Property (as such term is defined, respectively, in the Assignment of Media Intellectual Property and the Assignment of TX-1 Intellectual Property) to any other person or entity, and no party claiming through Encore shall have a right to receive any payments from Eco Soil as a consequence of Eco Soil's exercise of its rights to use Media, to distribute Media or to distribute TX- 1 or AZO developed or scaled-up with Media (provided that Eco Soil may be required to make certain payments in connection with the use or sale of TX-1 in accordance with the terms of the "Michigan State License Agreement" (as such term is defined in the Assignment of TX-1 Intellectual Property)). Encore is not in default of its obligations under the Michigan State License Agreement, and Encore has not received any notice from the licensor thereunder alleging any such default. Encore has not terminated the license granted therein pursuant to Section VII.1(a) thereof, and Encore has not converted said License to a non-exclusive license as contemplated by Section VII.1(b) thereof. As of the date hereof, no sales or other events have occurred which give rise to the payment of royalties under the Michigan State License Agreement, except for royalties that have been paid in full or which Encore hereby covenants it promptly will pay in full out of the funds provided to Encore pursuant to Section 2.2 hereof, and all minimum royalties required to be paid thereunder as of the date hereof have been paid in full.

                       (f) Encore has taken appropriate steps reasonable under the circumstances to assure that the Know How (as such term is defined, respectively, in the Assignment of Media Intellectual Property and the Assignment of TX-1 Intellectual Property) has not been disclosed to any person or entity other than Eco Soil and employees of Encore (the "Information Sensitive Employees") involved in research, development and utilization of such Know How. To Encore's best knowledge, no person or entity other than Eco Soil and the Information Sensitive Employees have obtained access to, or have become aware of, the Know How.

               4.2 Eco Soil represents and warrants to Encore as follows:

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                       (a) Eco Soil has the requisite legal power and authority
to execute, deliver and carry out this Agreement.

                       (b) This Agreement has been executed and delivered by Eco Soil and constitutes a valid and binding obligation, enforceable against it in accordance with its terms.

                       (c) Eco Soil has not previously assigned, transferred or pledged, or purported to assign, transfer or pledge, to any person, any interest in, or claims arising out of, the Existing Agreements or its past relationship with Encore. The Existing Agreements and the warrant referenced in Section 4.1(d) hereof constitute all of the agreements between the parties immediately prior to the execution and delivery of the Transaction Documents.

        5. SECRECY COVENANT. Encore shall take appropriate steps reasonable under the circumstances to assure that the Know How (as such term is defined, respectively, in the Assignment of Media Intellectual Property and the Assignment of TX-1 Intellectual Property) is not disclosed to any person or entity other than Eco Soil.

        6. MISCELLANEOUS. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Minnesota, the state in which this Agreement is accepted. Licensee hereby irrevocably consents to the jurisdiction of the appropriate Minnesota courts located in Hennepin County, Minnesota, and agrees that all litigation arising hereunder shall be venued in Hennepin County, Minnesota. Each person executing this Agreement represents that he or she has read and fully understands this Agreement and that he or she has the authority to execute this Agreement. Each of the parties further acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement and has been advised of the legal effect hereof. This Agreement, the License and Supply Agreement, the Assignment of Media Intellectual Property and the Assignment of TX-1 Intellectual Property set forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise. Any of the provisions of the Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction. Paragraph, section and similar headings used herein are not to be considered part of this Agreement and are included solely for the convenience of the parties and are not intended to be full or accurate descriptions of the content thereof. Time is of the essence in this Agreement and the failure of either party to promptly pay when due any payments (after the expiration of any applicable notice and cure periods), or to perform any material obligations required herein (after the expiration of any applicable notice and cure periods), may be treated by the other party as a material breach of this Agreement and shall entitle the non-breaching party to all rights and remedies afforded by applicable law, subject to the limitations set forth herein.


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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


ECO SOIL SYSTEMS, INC.,                        ENCORE TECHNOLOGIES, INC.,
a Nebraska corporation                         a Minnesota corporation


By: /s/ William B. Adams                      By: /s/ David Goulet
---------------------------------             ----------------------------------
    Name: William B. Adams                        Name: David Goulet
    Its: Chief Executive Officer                  Its: President


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